Exhibit 3.6
AMENDED AND
RESTATED BYLAWS
OF
ALEXZA PHARMACEUTICALS, INC.
A Delaware corporation
Adopted as of September 17, 2002
Amended as of June 18, 2003

AMENDED AND RESTATED BY-LAWS,
AS AMENDED
OF
ALEXZA PHARMACEUTICALS, INC
a Delaware Corporation
(the “Company”)
1.	MEETINGS OF STOCKHOLDERS.
1.1 Annual Meeting. The annual meeting of stockholders will be held on the first Monday of May in each year, or as soon thereafter as practicable, and will be held at a place and time determined by the Board of Directors (the “Board”).
1.2 Special Meetings. Special meetings of the stockholders may be called by resolution of the Board or the chairman and will be called by the chairman or secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the Directors then in office or of the holders of a majority of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.
1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the officers or stockholders requesting the meeting.
1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders will be given to each stockholder entitled to vote at the meeting, except that (a) it will not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given, except when required under section 1.5 below or by law. Each notice of a meeting will be given, personally or by mail, not fewer than 10 nor more than 60 days before the meeting and will state the time and place of the meeting, and, unless it is the annual meeting, will state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice will be considered given when mailed to a stockholder at his address on the Company’s records. Without limiting the manner by which notice may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, will constitute a waiver of notice by him.
1.5 Quorum. At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present, any action may be taken that might have

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been taken at the meeting as originally called. No notice of an adjourned meeting need be given, if the time and place are announced at the meeting at which the adjournment in taken, except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting will be given pursuant to section 1.4.
1.6 Voting; Proxies. Each stockholder of record will be entitled to one vote for each share registered in his name. Corporate action to be taken by stockholder vote, other than the election of Directors, will be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by section 1.8. Directors will be elected in the manner provided in section 2.1. Voting need not be by ballot, unless requested by a majority of the stockholders entitled to vote at the meeting or ordered by the chairman of the meeting. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. No proxy will he valid after three years from its date, unless it provides otherwise.
1.7 List of Stockholders. Not fewer than 10 days prior to the date of any meeting of stockholders, the secretary of the Company will prepare a complete list of Stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not fewer than 10 days prior to the meeting, the list will be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list will be kept either (a) at a place within the city where the meeting is to be held, if that place will have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list will also be available for inspection by stockholders at the time and place of the meeting.
1.8 Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission in accordance with Section 228 of the Delaware General Corporation Law, setting forth the action so taken will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action will be given to those stockholders who did not consent in writing.
2.	BOARD OF DIRECTORS.
2.1 Number, Qualification, Election and Term of Directors. The authorized number of Directors will be not less than seven (7) nor more than eleven (11). Until changed by an amendment of this Section 2.1 by the stockholders of the Company, the authorized number of Directors of the Company may be varied by the Board of Directors, as opposed to being fixed, within the range of the minimum and the maximum authorized numbers set forth in the preceding sentence. Directors will be elected at each annual meeting of stockholders by a plurality of the votes cast and will hold office until the next

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annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of section 2.9. As used in these Bylaws, the term “entire Board” means the total number of Directors the Company would have, if there were no vacancies on the Board.
2.2 Quorum and Manner of Acting. A majority of the entire Board will constitute a quorum for the transaction of business at any meeting, except as provided in section 2.10. Action of the Board will be authorized by the vote of the majority of the Directors present at the time of the vote, if there is a quorum, unless otherwise provided by law or these bylaws. In the absence of a quorum, a majority of the Directors present may adjourn any meeting from time to time until a quorum is present.
2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.
2.4 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, will be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in section 2.6. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting will be held on the next business day.
2.5 Special Meetings. Special meetings of the Board may be called by the chairman or by a majority of the Directors.
2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, will be given to each Director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it or by facsimile or electronic transmission of the same to him at least two days before the meeting. Notice of a special meeting also will state the purpose or purposes for which the meeting is called. Notice need not be given to any Director who submits a signed waiver of notice or a waiver by electronic transmission before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.
2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting, if all the members of the Board or the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolution and the written consents or electronic transmissions by the members of the Board or the committee will be filed with the minutes of the proceedings of the Board or the committee. Such filing will be in paper form if the minutes are maintained in paper form and will be in electronic form if the minutes are maintained in electronic form.

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2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or any committee of the Board may participate in a meeting of the Board or the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means will constitute presence in person at the meeting.
2.9 Resignation and Removal of Directors. Any Director may resign at any time by delivering his resignation in writing or by electronic transmission to the president or secretary of the Company, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, will not be necessary to make it effective. Any or all of the Directors may be removed at any time, either with or without cause, by vote of the stockholders.
2.10 Vacancies. Any vacancy in the Board, including one created by an increase in the number of Directors, may be filled for the unexpired term by a majority vote of the remaining Directors, though less than a quorum.
2.11 Compensation. Directors will receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A Director also may be paid for serving the Company or its affiliates or subsidiaries in other capacities.
3.	COMMITTEES.
3.1 Executive Committee. The Board, by resolution, adopted by a majority of the entire Board, may designate an executive committee of one or more Directors, which will have all the powers and authority of the Board, except as otherwise provided in the resolution, section 141(c) of the General Corporation Law of Delaware or any other applicable law. The members of the executive committee will serve at the pleasure of the Board. All action of the executive committee will be reported to the Board at its next meeting.
3.2 Other Committees. The Board, by resolution adopted by a majority of the entire Board, may designate other committees of one or more Directors, which will serve at the Board’s pleasure and have such powers and duties as the Board determines.
3.3 Rules Applicable to Committees. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In case of the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another Director to act at the meeting in place of the absent or disqualified member. All action of a committee will be reported to the Board at its next meeting. Each committee will adopt rules of procedure and will meet as provided by those rules or by resolutions of the Board.

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4.	OFFICERS.
4.1 Number; Security. The executive officers of the Company will be the president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer. Any two or more offices may be held by the same person. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.
4.2 Election: Term of office. The executive officers of the Company will be elected annually by the Board, and each such officer will hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of section 4.4.
4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom will hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.
4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the Company to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its term, will not be necessary to make it effective. Any officer elected or appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee that appointed him or by the president.
4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in sections 4.2 and 4.3 for election or appointment to the office.
4.6 President. The president will be the chief executive and chief operating officer of the Company and will have such other powers and perform such other duties as the Board may from time to time prescribe or as may be prescribed in these Bylaws.
4.7 Vice President. Each vice president will have such powers and duties as the Board or the president assigns to him.
4.8 The Treasurer. The treasurer will be the chief financial officer of the Company and will be in charge of the Company’s books and accounts. Subject to the control of the Board, he will have such other powers and duties as the Board or the president assigns to him.
4.9 The Secretary. The secretary will be the secretary of, and keep the minutes of, all meetings of the Board and the stockholders, will be responsible for giving notice of all meetings of stockholders and the Board, and will keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he will have such powers and duties as the Board or the president assigns to him. In the

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absence of the secretary from any meeting, the minutes will be kept by the person appointed for that purpose by the presiding officer.
4.10 Salaries. The Board may fix the officers salaries, if any, or it may authorize the chairman to fix the salary of any other officer.
5.	SHARES.
5.1 Certificates. The Company’s shares will be represented by certificates in the form approved by the Board. Each certificate will be signed by the chairman or vice chairman, and by the secretary or assistant secretary or the treasurer or an assistant treasurer, and will be sealed with the Company’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.
5.2 Transfers. Shares will be transferable only on the Company’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.
5.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 or fewer than 10 days before the date of the meeting or more than 60 days before any other action.
6.	INDEMNIFICATION AND INSURANCE.
6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a Director or officer of the Company or is or was serving at the request of the Company as a Director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a Director or officer of the Company, or as a Director, officer, employee or agent or in any other capacity assumed at the request of the Company while serving as a Director or officer of the Company, will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all expenses, liability and loss including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a Director, officer, employee or agent and will inure

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to the benefit of his or her heirs, executors and administrators; provided, however, that the Company will indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board. Such right will be a contract right and will include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a Director or officer of the Company in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, will be made only upon delivery to the Company of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it should be determined ultimately that such Director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Directors and officers.
6.2 Right of Claimant to Bring Suit. If a claim under section 6.1 is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also will be entitled to be paid the expense of prosecuting that claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking, if any, is required and has been tendered to the Company) that the claimant has failed to meet a standard of conduct that makes it permissible under Delaware law for the Company to indemnify the claimant for the amount claimed. Neither the failure of the Company (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he has met that standard of conduct, nor an actual determination by the Company (including its Board, its independent counsel or its stockholders) that the claimant has not met that standard of conduct, will be a defense to the action or create a presumption that the claimant has failed to meet that standard of conduct.
6.3 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section 6 will not be exclusive of any other right any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.
6.4 Insurance. The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against that expense, liability or loss under Delaware law.

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6.5 Expenses as a Witness. To the extent any Director, officer, employee or agent of the Company is by reason of such position, or a position with another entity at the request of the Company, a witness in any action, suit or proceeding, he will be indemnified against all costs and expenses actually and reasonably incurred by him or on his behalf in connection therewith.
6.6 Indemnity Agreements. The Company may enter into agreement with any Director, officer, employee or agent of the Company providing for indemnification to the fullest extent permitted by Delaware law.
7.	MISCELLANEOUS.
7.1 Seal. The Board will adopt a corporate seal, which will be in the form of a circle and will bear the Company’s name and the year and state in which it was incorporated.
7.2 Fiscal Year. The Board may determine the Company’s fiscal year. Until changed by the Board, the last day of the Company’s fiscal year will be December 31.
7.3 Voting of Shares in Other Corporations. Shares in other companies held by the Company may be represented and voted by an officer of this Company or by a proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.
7.4 Amendments. Bylaws may be amended, repealed or adopted by the stockholders.
8.	RIGHT OF FIRST REFUSAL
8.1 Right of First Refusal. In the event any holder of Common Stock or Preferred Stock of this Company (“Seller”) proposes to sell, pledge or otherwise transfer any shares of the Common Stock or Preferred Stock of this Company (the “Stock”, which term includes all stock subscription rights, liquidating dividends, stock dividends, stock splits, new, substituted or additional securities of any type whatsoever, or any other property which the Seller is or may be entitled to receive as a result of the Seller’s ownership of such shares of the Stock), the Company will have a right of first refusal (the “Right of First Refusal”) with respect to such shares of the Stock as set forth herein.
8.2 Transfer Notice. Before effecting any proposed transfer of Stock, the Seller will give written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of shares of the Stock proposed to be transferred, the proposed bona fide transfer price and the name and address of the proposed transferee. In the case of a proposed gift transfer, the bona fide transfer price for purposes of this Right of First Refusal will be determined in good faith by the Board of Directors of the Company promptly upon the Company’s receipt of, and as of the date of, the Transfer Notice.
8.3 Company’s Right. The Company will have the right, for a period of 30 days after the date the Transfer Notice is delivered to the Company, to purchase all, but not less than all, of such shares of stock on the terms set forth in the Transfer Notice by delivery to the

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Seller of a notice of exercise of the Company’s Right of First Refusal. The Company’s rights under this Section 8.3 will not be assignable.
8.4 Completion of Transaction. If the Company fails to give notice of exercise of its Right of First Refusal within a total of 30 days after the date the Transfer Notice is delivered to the Company, the Seller may, not later than 120 days following delivery to the Company of the Transfer Notice, conclude a transfer of the shares of Stock subject to the Transfer Notice which have not been purchased by the Company pursuant to the exercise of a Right of First Refusal on the terms and conditions described in the Transfer Notice. Any proposed transfer on the terms and conditions different from those described in the transfer Notice, as well as any subsequent proposed transfer by the Seller, will again be subject to the Right of First Refusal and will require compliance by the Seller with the procedure described in these sections regarding the Right of First Refusal. If the Company exercises the Right of First Refusal, the parties will consummate the sale of shares of Stock on the terms set forth in the Transfer Notice within 90 days after the delivery of the Transfer Notice to the Company; provided, however, in the event the Transfer Notice provides for the payment for the shares of Stock other than in cash, the Company will have the option of paying for the shares of Stock by the discounted cash equivalent of the consideration described in the Transfer Notice, as the discounted cash equivalent is reasonably determined by the Board of Directors of the Company.
8.5 Agreement by Transferees. All transferees of shares of Stock or any interest therein will be required as a condition of such transfer to agree in writing (in a form reasonably satisfactory to the Company) that they will receive and hold such shares of Stock or interest subject to the provisions of this Right of First Refusal. Any sale or transfer of any shares of Stock will be void unless the provisions of these sections regarding the Right of First Refusal are met.
8.6 Termination of Right of First Refusal. The Right of First Refusal will terminate immediately prior to, and will not apply to, (a) the closing of the first public offering of the Common Stock of the Company to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, (b) the acquisition of all or substantially all the assets of the Company or an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or other entity surviving such transaction.
8.7 Exceptions. The Right of First Refusal will not apply (a) to a transfer to the Seller’s ancestors, descendants, spouse or to a trustee for the benefit of such ancestors, descendants or spouse, or to any transferee of Common or Preferred Stock who is an affiliate, partner or member of the Seller or a partner or member of an affiliate of the Seller, but each such transferee will take the Stock subject to all of the provisions of this Right of First Refusal as to further transfers, or (b) to any repurchase of Stock from Directors, officers or employees of, or consultants or advisors to, the Company pursuant to agreements under which the Company and/or its assignees has the option to repurchase

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such shares upon the termination of employment with, or service to, the Company for any reason. In this section 8.7, an “affiliate” of a person or entity refers to an entity controlling, controlled by or under common control with that person or entity.